UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 10, 2003

EURAMAX INTERNATIONAL, INC.

(Exact name of registrant as specified in charter)

Delaware	333-05978	58-2502320
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5445 Triangle Pkwy Suite 350, Norcross, Georgia, 30092

(Address of Principal Executive Offices)         (Zip Code)

(770) 449-7066

(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Item 5. Other Events.

On October 10, 2003, Euramax International, Inc. (the “Company”) entered into an Agreement and Plan of Merger with Berger Holdings, Ltd. (“Berger”), pursuant to which the Company is to acquire Berger.

Under the terms of the definitive agreement, an indirect wholly-owned subsidiary of the Company will commence a cash tender offer to purchase all of the outstanding shares of stock of Berger Holdings, Ltd. for $3.90 per share (the “Offer Price”).  Following successful completion of the tender offer, any remaining outstanding shares of stock of Berger will be acquired in a cash merger at the Offer Price.  The consummation of the transaction is subject to customary conditions, including that at least 80% of the outstanding shares (the “Required Percentage”) are tendered in the tender offer.

The Company and Berger have also entered into a Stock Option Agreement pursuant to which the Company has the right under certain circumstances to purchase shares from Berger at the Offer Price to reach the Required Percentage.

Certain shareholders of Berger holding stock and options representing in the aggregate approximately 40% of the total outstanding shares of Berger on a fully diluted basis have entered into a Tender and Option Agreement with the Company under which they have agreed, among other things, to tender their shares into the offer and to make an aggregate of $253,695 in incentive payments to the Company to induce the Company to consummate the transaction.

Copies of the Agreement and Plan of Merger, the Tender and Option Agreement, the Stock Option Agreement and a joint press release dated October 13, 2003 are filed as exhibits to this Form 8-K.

Item 7.            Financial Statements, Pro Forma Financial Information and Exhibits.

(c)	Exhibits

The following Exhibits are filed as part of this Current Report on Form 8-K.

10.1*	Agreement and Plan of Merger, dated October 10, 2003.

10.2*	Tender and Option Agreement, dated October 10, 2003.

10.3*	Stock Option Agreement, dated October 10, 2003

99.1*	Joint Press Release dated October 13, 2003.

* Filed electronically herewith.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EURAMAX INTERNATIONAL, INC.

	By:	/s/ R. Scott Vansant
	Name:	R. Scott Vansant
	Title:	Chief Financial Officer and Secretary

Date: October 14, 2003

EXHIBIT INDEX

The following Exhibits are filed as part of this Current Report on Form 8-K.

Number	Exhibit
10.1*	Agreement and Plan of Merger, dated October 10, 2003.

10.2*	Tender and Option Agreement, dated October 10, 2003.

10.3*	Stock Option Agreement, dated October 10, 2003.

99.1*	Joint Press Release dated October 13, 2003.

* Filed electronically herewith.